Exhibit 99.2

Holly Energy Partners and Holly Corporation Announce Definitive Agreement for Acquisition of Pipeline and Tankage Assets
DALLAS, TX, February 26, 2008 — Holly Energy Partners, L.P. (NYSE:HEP) and Holly Corporation (NYSE:HOC) today announced a definitive agreement for the acquisition by Holly Energy from Holly of certain pipeline and tankage assets for approximately $180 million. The purchase price of $180 million consists of approximately $171 million in cash and Holly Energy common units valued at approximately $9 million. It is anticipated that this transaction will close on February 29, 2008, and will become effective March 1, 2008. Completion of the transaction is subject to certain closing conditions.
Holly Energy expects the assets being acquired will result in approximately $20 million of incremental EBITDA (earnings before interest, taxes, depreciation and amortization) to HEP. The estimated annual maintenance capital required for these assets is approximately $1.5 million. In connection with the closing of the proposed transaction, Holly and Holly Energy will enter into a 15-year pipelines and tankage agreement containing minimum annual revenue commitments from Holly. The initial minimum annual revenue guarantee is set at $25.3 million, and will increase annually based on a formula using the Producer Price Index (PPI).
Holly Energy has arranged to finance the $171 million cash portion of the acquisition through the Partnership’s revolving credit facility. This facility has been increased from $100 million to $300 million pursuant to an amendment to the credit facility which was signed yesterday. Union Bank of California is administrative agent for this facility. This facility terminates in August 2011. Additionally, Holly Energy anticipates entering into floating-to-fixed rate interest rate swaps for all or a portion of the $171 million borrowed under the revolving credit facility.
This transaction has been approved by the Boards of Directors for both Holly Energy and Holly after approvals by the Conflicts Committee for Holly Energy, which is comprised solely of independent outside directors for Holly Energy, and the Holly Audit Committee, which is composed solely of outside directors of Holly. The Boards of Directors for both companies have obtained fairness opinions from financial advisory firms in connection with this proposed transaction.
These assets being acquired consist of:
•	The Navajo Refinery crude oil delivery system—Approximately 136 miles of crude oil trunk lines delivering crude to the Navajo refining facility in Southeast New Mexico.

•	Western Permian Basin crude gathering lines plus lease connection lines—Approximately 725 miles of gathering and connection pipelines located in West Texas and New Mexico. These lines primarily connect to the acquired crude oil refinery delivery system.

•	Refinery on-site crude tankage located within the Navajo and Woods Cross refinery complexes, with approximately 600,000 barrels per day of storage capacity.

•	Artesia to Roswell, New Mexico jet fuel products pipeline and terminal (terminal leased through September 2011).

•	Woods Cross Refinery pipelines—Approximately 10 miles of crude oil and product pipelines.
“As we noted when we originally announced this transaction in November, 2007, this acquisition fits well into Holly Energy’s strategy of disciplined growth through the addition or expansion of steady income generating assets. As with all of Holly Energy’s existing assets, this acquisition consists of assets generating 100% fee based transportation and terminal revenues. We expect this transaction will be immediately positive for Holly Energy’s distributable cashflow. These assets, coupled with Holly Energy’s current set of organic projects, should allow Holly Energy to continue with its strong track record of providing growth to its limited partners. We’re especially pleased to be able to finance this transaction with our bank credit facility and anticipate being able to secure a very favorable fixed interest rate with the addition of the interest rate swap”, said Matt Clifton, Chairman and CEO of Holly and Holly Energy.
About Holly Energy Partners L.P.:
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product transportation and terminal services to the petroleum industry, including Holly Corporation, which currently owns a 45% interest in the Partnership. The Partnership owns and operates product pipelines and terminals primarily in Texas, New Mexico, Oklahoma, Arizona, Washington, Idaho and Utah. In addition, the Partnership owns a 70% interest in Rio Grande Pipeline Company, a transporter of LPGs from West Texas to Northern Mexico.
About Holly Corporation:
Holly Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel and jet fuel. Holly operates through its subsidiaries an 85,000 barrels per stream day (“bpsd”) refinery located in Artesia, New Mexico and a 26,000 bpsd refinery in

Woods Cross, Utah. Holly also currently owns a 45% interest (including the general partner interest) in Holly Energy Partners, L.P.
The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that our expectations will prove correct. Therefore, actual outcomes and results could differ materially from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors, including, but not limited to:
•	Risks and uncertainties with respect to the actual quantities of refined petroleum products shipped on our pipelines and/or terminalled in our terminals;

•	The economic viability of Holly Corporation, Alon USA, Inc. and Holly Energy’s other customers;

•	The demand for refined petroleum products in markets we serve;

•	The ability of Holly Energy to complete this acquisition from Holly Corporation as well as previously announced pending or contemplated acquisitions;

•	The availability and cost of financing;

•	The possibility of reductions in production or shutdowns at refineries utilizing Holly Energy pipeline and terminal facilities;

•	The effects of current and future government regulations and policies;

•	Our operational efficiency in carrying out routine operations and capital construction projects;

•	The possibility of terrorist attacks and the consequences of any such attacks;

•	General economic conditions; and

•	Other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.
The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
FOR FURTHER INFORMATION, Contact:

Bruce R. Shaw,
Senior Vice President and Chief Financial Officer,
Holly Corporation / Holly Energy Partners
214-871-3555
M. Neale Hickerson,
Vice President-Investor Relations,
Holly Corporation / Holly Energy Partners
214-871-3555